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                                                                    EXHIBIT 10.5
                                                                     (1998 10-K)


                   F'99 Bonus Plan Measurements and Criteria


The fiscal 1999 bonus plan measurements and criteria for the executive staff and business unit leaders has not yet been approved by the Compensation Committee of the Board of Directors. Based on previous years' bonus plan measurements, it is anticipated that the fiscal 1999 bonus plan for executive staff will consist of the following: a) 50% APW Shareholder Value Generated (SVG); and b) 50% APW Earnings Per Share (EPS). Measurements for the multi-business unit leaders' bonuses are expected to consist of the following: a) 80% of the respective units CMM; and b) 20% APW Financial Results (SVG and EPS).

Supporting Definitions:
-----------------------
Earnings Per Share = Net Income / Average Number of Common and Common Equivalent
  Shares Outstanding during the period.
Shareholder Value Generated = Operating Profit (before amortization) less 8% of
  Assets Deployed.
Assets Deployed = Adjusted Assets less Operating Liabilities.
CMM = Internal Operating Profit - (20% x Monthly Net Assets)

The fiscal 1999 bonus plan measurements and criteria for the executive staff and business units leaders is expected to be approved by the Compensation Committee of the Board of Directors at the January Board meeting following the Annual Meeting of Shareholders. Details regarding the approved plan will be filed at a later date.